Exhibit 3.1(i)

[SEAL]

February 23, 2009

FLORIDA DEPARTMENT OF STATE

Division of Corporations

YORK ENTERTAINMENT, INC.

433 PLAZA REAL

SUITE 275

BOCA RATON, FL 33432

The Articles of Incorporation for YORK ENTERTAINMENT, INC. were filed on February 20, 2009, and assigned document number P09000016429. Please refer to this number whenever corresponding with this office.

Enclosed is the certification requested. To be official, the certification for a certified copy must be attached to· the original document that was electronically submitted and filed under FAX audit number H09000040609.

A corporation annual report/uniform business report will be due this office between January 1 and May 1 of the year following the calendar year of the file/effective date year. A Federal Employer Identification (FEI) number will be required before this report can be filed. Please apply NOW with the Internal Revenue Service by calling 1-S00-S29-4933 and requesting form SS-4 or by going to their website at www.irs.ustreas.gov.

Please be aware if the corporate address changes, it is the responsibility of the corporation to notify this office.

Should you have questions regarding corporations, please contact this office at (S50) 245-6973.

Claretha Golden

Regulatory Specialist II

New Filings Section

Division of Corporations

Letter Number: S09A00006200

P.O BOX 6327 - Tallahassee. Flonda 32314

850-617-6381 2/23/2009 10:47 PAGE 001/002 Florida Dept of State

State of Florida

Department of State

I certify the attached is a true and correct copy of the Articles of Incorporation of YORK ENTERTAINMENT, INC., a Florida corporation, filed on February 20, 2009, as shown by the records of this office.

I further certify the document was electronically received under FAX audit number H09000040609. This certificate is issued in accordance with section 15.16, Florida Statutes, and authenticated by the code noted below

The document number of this corporation is P09000016429.

Authentication Code: 809A00006200-022309-P09000016429-1/1

Given under my hand and the
Great Seal of the State of Florida,
at Tallahassee, the Capital, this the
Twenty-third day of February, 2009

Kurt S. Browning
Secretary of State

ARTICLES OF INCORPORATION

OF

YORK. ENTERTAINMENT, INC.

The undersigned, being a natural person competent to contract, does make, subscribe and file these Articles of Incorporation for the purpose of organizing a corporation under the laws of the State of Florida.

ARTICLE I - NAME

The name of the Corporation is York Entertainment, Inc.

ARTICLE II - DURATION

The te1lll of existence of the Corporation is perpetual.

ARTICLE III - PURPOSE

The Corporation may transact any and all lawful business for which corporations may be organized under the Florida Business Corporation Act.

ARTICLE lV - PRINCIPAL OFFICE AND MAILING ADDRESS

The principal office and mailing address of the Corporation is 433 Plaza Real, Ste. 275, Boca Raton, Florida 33432.

ARTICLE V - CAPITAL STOCK

The maximum number of shares that this Corporation shall be authorized to issue and have outstanding at any one time shall be (i) One Hundred Million (100,000,000) shares of common stock, par value $0.0001 per share (the “Common Stock”) and Ten Million (10,000,000) shares of preferred stock, par value $0.0001 per share (the “Preferred Stock”). The Board of Directors of the Company is authorized, by resolution or resolutions, at any time and from time to time, to divide and establish any or all of the shares of Preferred Stock into one or more series and, without limiting the generality of the foregoing, to fix and determine the designation of each such share, and its preferences, conversion rights, cumulative, relative, participating, optional, or other rights, including voting rights, qualifications, limitations, or restrictions thereof

ARTICLE VI - REGISTERED OFFICE AND AGENT

The street address of the Corporation's registered office is 433 Plaza Real, Ste. 275, Boca Raton, Florida 33432. The name of the Corporation's registered agent at that office is Alexander Bafer, Chief Executive Officer.

ARTICLE VII - INITIAL DIRECTORS

This Corporation shall have two (2) directors initially. Provided that the corporation has at least one director, the number of directors may at any time be increased or decreased to a maximum of nine (9) as provided in the bylaws. The names and addresses of the initial directors are Alexander Bafer, 433 Plaza Real, Ste. 275, Boca Raton, Florida 33432, and Christopher Leone, 433 Plaza Real, Ste. 275, Boca Raton, Florida 33432.

ARTICLE VIII - INCORPORATOR

The name and address of the person signing these Articles of Incorporation as the Incorporator is Alexander Bafer.

ARTICLE IX - INDEMNIFICATION

The Corporation shall indemnify any present or former officer or director, or person exercising powers and duties of an officer or a director, to the full extent now or hereafter permitted by law.

ARTICLE X - AFFILIATED TRANSACTIONS

The Corporation expressly elects not to be governed by Section 607.0901 of the Florida Business corporation Act, as amended from time to time, relating to affiliated transactions.

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Having been named as registered agent to accept service of process for the above stated corporation at the place designated in this certificate, I am familiar with and accept the appointment as registered agent and agree to act in this capacity.

Registered Agent:

/s/ Alexander Bafer	Dated: February 19, 2009
Alexander Bafer

Incorporator:

/s/ Alexander Bafer	Dated: February 19, 2009
Alexander Bafer